Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NATIONAL MERCANTILE BANCORP

The undersigned, Scott A. Montgomery and Giovanna Soprano, hereby certify that:

1.               They are the duly elected and acting President and Assistant Secretary, respectively, of National Mercantile Bancorp, a California corporation (the “Corporation”).

2.               Article XIII, Section D of the Amended and Restated Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

“(D)  Termination.  This Article XIII shall have no applicability and shall be of no force and effect notwithstanding notations to the contrary on any certificates evidencing ownership of any securities of the Corporation, (i) on or after July 1, 2009 or (ii) upon the occurrence of any transaction in which holders of all outstanding shares of capital stock receive, or are offered the opportunity to receive, cash, stock or other property for all such shares and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of capital stock.”

3.               The foregoing amendment to the Amended and Restated Articles of Incorporation of this Corporation has been duly approved by this Corporation’s Board of Directors.

4.               The foregoing amendment to the Amended and Restated Articles of Incorporation of this Corporation has been duly approved by the required vote of this Corporation’s shareholders in accordance with Section 902 of the California General Corporation Law.  The total number of outstanding shares of the Corporation entitled to vote thereon was 4,443,024 shares of Common Stock.  The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the number of outstanding shares of Common Stock.  None of the Corporation’s Series A Noncumulative Perpetual Preferred Stock was outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Los Angeles, California, on June 27, 2006.

/s/ Scott A. Montgomery
Scott A. Montgomery, President and CEO

/s/ Giovanna Soprano
Giovanna Soprano, Assistant Secretary